EXHIBIT 10.14

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into as of September 28, 2010, by and between the following parties in Guangzhou, the People’s Republic of China (“China” or the “PRC”):

Party A : Guangdong Hopsun Polypeptide Biological Technology Co., Ltd.
Party B: Guangdong Xinpu Polypeptide Research Co., Ltd.

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

RECITALS

(1)
Party A is a limited liability company duly incorporated under the laws of China which has the expertise in the business of polypeptide-related health product development, sales and marketing, related technical consultation, etc.

(2)
Party B is a limited liability company duly incorporated under the laws of China which has the expertise in the business of polypeptide-related health product development,  related real estate development, related technical consultation, etc.  (the “Business”).

(3)	The Parties desire that Party A provide exclusive business support and technical and consulting services and relevant services to Party B.

(4)	The Parties are entering into this Agreement to set forth the terms and conditions under which Party A shall provide consulting services to Party B.

NOW THEREFORE, the Parties agree as follows:

1.         DEFINITIONS

1.1	In this Agreement the following terms shall be construed to have the meanings set forth or referenced below:

“Affiliate” means, with respect to any Person, shall mean any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. As used in this definition, “control”  means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether ownership of securities or partnership or other ownership interests, by contract or otherwise);

“Services Fee” shall be as defined in Clause 3.1;

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money for the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the amount of such Person and all drafts drawn thereunder, (iii) all liabilities secured by any Lien on any property owned by such person, whether or not such liabilities have been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee and (v) all contingent obligations (including, without limitation, all guarantees to third parties) of such Person;

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including. without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under recording or notice statute, and any lease having substantially the same effect as any of the foregoing);

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated  organization, entity or other organization or any government body;

“PRC” means the People’s Republic of China;

“Services” means the services to be provided under the Agreement by Party A to Party B, as more specifically described in Clause 2；

In this Agreement a reference to a Clause, unless the context otherwise requires, is a reference to a clause of this Agreement.

1.2	The headings in this Agreement shall not affect the interpretation of this Agreement.

2.         RETENTION AND SCOPE OF SERVICES

2.1
Party A hereby agrees to provide Party B with exclusive business support and technical and consulting services, including but not limited to, general operational management, technical support, strategic planning, marketing and sale and human resource management, etc..

2.2
Exclusive Services Provider. During the term of this agreement, Party A shall be the exclusive service provider. Party B shall not seek or accept similar services from other providers unless the prior written approval is obtained from Party A.

2.3
Intellectual Properties Related to the Services. Party A is entitled to have exclusive and proprietary rights and interests to any intellectual properties or technologies arising out of or created during the performance of this agreement.  Such intellectual property rights shall include patents, trademarks, trade names, copyrights, patent application rights, copyright and trademark application rights, research and technical documents and materials, and other related intellectual property rights including the right to license or transfer such intellectual properties. If Party B must utilize any intellectual property, Party A agrees to grant an appropriate license to Party B on terms and conditions to be set forth in a separate agreement.

2.4	Pledge. Party B shall permit and cause Party B's shareholders to pledge the equity interests of Party B to Party A for securing the Fee that should be paid by Party B pursuant to this Agreement.

2.5
Party B hereby grants to Party A an irrevocable and exclusive option to purchase from Party B, at Party A’s sole discretion, any or all of the assets (including trademarks) of Party B, to the extent permitted under the PRC laws, at the lowest purchase price permitted by the PRC laws. In this case, the Parties shall enter into a separate asset transfer agreement, specifying the terms and conditions of the transfer of the assets.

3.         PAYMENT

 3.1    General

(a)
In consideration of the Services provided by Party A hereunder, Party B shall pay to Party A during the term of this Agreement a services fee (the “Services Fee”). Party A and Party B agree that the Services Fee shall be determined and paid based on a percentage of Party B's profit before tax, which is determined and adjustable at the sole discretion of Party A. The time of payment is determined at the sole discretion of Party A.

(b)
Party B will permit, from time to time during regular business hours as reasonably requested by Party A, or its agents or representatives (including independent public accountants, which may be Party B’s independent public accountants),(i)to conduct periodic audits of books and records of Party B,(ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks)in the possession or under the control of Party B(iii) to visit the offices and properties of Party B for the purpose of examining such materials described in clause (ii) above, and (iv) to discuss matters relating to the performance by Party B hereunder with any of the officers or employees of Party B having knowledge of such matters. Party A may exercise the audit rights provided in the preceding sentence at any time, provided that Party A provides ten days written notice to Party B specifying the scope, purpose and duration of such audit. All such audits shall be conducted in such a manner as not to interfere with Party B’s normal operations.

3.2	Party B shall not be entitled to set off any amount it may claim is owed to it by Party A against any Services Fee payable by Party B to Party A unless Party B first obtains Party A's written consent.

3.3
Should Party B fail to pay all or any part of the Service’s Fee due to Party A in RMB under this Clause 3 within the time limits stipulated, Party B shall pay to Party A interest in RMB on the amount overdue based on the three (3) month lending rate for RMB announced by the Bank of China on the relevant due date.

3.4
All payments to be made by Party B hereunder shall be made free and clear of and without deduction for or on account of tax, unless Party B is required to make such payment subject to the deduction or withholding of tax.

4.         UNDERTAKINGS
 Party B hereby agrees that, during the term of the Agreement:

4.1	Information Covenants. Party B will furnish to Party A:

4.1.1
Preliminary Monthly Reports. Within five (5) days of the end of each calendar month the preliminary income statements and balance sheets of Party B made up to and as at the end of such calendar month, in each case prepared in accordance with the PRC generally accepted accounting principles, consistently applied.

4.1.2
Final Monthly Reports. Within ten (10) days after the end of each calendar month, a final report from Party B on the financial position and results of operations and affairs of Party B made up to and as at the end of such calendar month and for the elapsed portion of the relevant financial year, setting forth in each case in comparative form figures for the corresponding period in the preceding financial year, in each case prepared in accordance with the PRC generally accepted accounting principles, consistently applied.

4.1.3
Quarterly Reports. As soon as available and in any event within twenty-five (25) days after each Quarterly Date (as defined below), unaudited consolidated and consolidating statements of income, retained earnings and changes in financial position of the Party B and its subsidiaries, if any, for such quarterly period and for the period from the beginning of the relevant fiscal year to such Quarterly Date and the related consolidated and consolidating balance sheets as at the end of such quarterly period, setting forth in each case actual versus budgeted comparisons and in comparative form the corresponding consolidated and consolidating figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of the chief financial officer of the Party B, which certificate shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations, as the case may be, of the Party B and its subsidiaries, if any, in accordance with PRC general accepted accounting principles applied on a consistent basis as at the end of, and for, such period (subject to normal year-end audit adjustments and the preparation of notes for the audited financial statements).

4.1.4
Annual Audited Accounts. Within forty-five (45) days of the end of the financial year, the annual audited accounts of Party B to which they relate (setting forth in each case in comparative form the corresponding figures for the preceding financial year), in each case prepared in accordance with, among others, the PRC generally accepted accounting principles, consistently applied.

4.1.5
Budgets. At least 90 days before the first day of each financial year of Party B, a budget in form satisfactory to Party A(including budgeted statements of income and sources and uses of cash and balance sheets) prepared by Party B for each of the four financial quarters of such financial year accompanied by the statement of the chief financial officer of Party B to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby.

4.1.6
Notice of Litigation. Promptly, and in any event within one (1) business day after an officer of Party B obtains knowledge thereof, notice of (i) any litigation or governmental proceeding pending against Party B which could materially adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of Party B and (ii) any other event which is likely to materially adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of Party B.

4.1.7
Other Information. From time to time, such other information or documents (financial or otherwise) as Party A may reasonably request. For purposes of this Agreement, “a Quarterly Date” shall mean the last day of March, June, September and December in each year, the first of which shall be the first such day following the date of this Agreement; provided that if any such day is not a business day in the PRC, then such Quarterly Date shall be the next succeeding business day in the PRC.

4.2
Books, Records and Inspections. Party B will keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles in the PRC and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Party B will permit officers and designated representatives of Party A to visit and inspect, under guidance of officers of Party B, any of the properties of Party B, and to examine the books of record and account of Party B and discuss the affairs, finances and accounts of Party B with, and be advised as to the same by, its and their officers, all at such reasonable times and intervals and to such reasonable extent as Party A may request.

4.3	Corporate Franchises. Party B will do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises and licenses.

4.4
Compliance with Statutes, etc.  Party B will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, in respect of the conduct of its business and the ownership of its property, including without limitation maintenance of valid and proper government approvals and licenses necessary to provide the services, except that such noncompliances could not, in the aggregate, have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of Party B.

5.        NEGATIVE COVENANTS
    Party B covenants and agrees that, during the term of this Agreement, without the prior written consent of Party A：

5.1	Equity. Party B will not issue, purchase or redeem any equity or debt securities of Party B.

5.2
Liens. Party B will not create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Party B whether now owned or hereafter acquired.

5.3
Consolidation, Merger, Sale of Assets, etc. Party B will not wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that (i) Party B may make sales of inventory in the ordinary course of business and (ii) Party B may, in the ordinary course of business, sell equipment which is uneconomic or obsolete.

5.4
Dividends. Party B will not declare or pay any dividends, or return any capital, to its shareholders or authorize or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by Party B with respect to its capital stock), or set aside any funds for any of the foregoing purposes.

5.5	Leases. Party B will not permit the aggregate payments by Party B under agreements to rent or lease any real or personal property to exceed USD50,000 in any fiscal year of Party B.

5.6
Indebtedness. Party B will not contract, create, incur, assume or suffer to exist any indebtedness, except accrued expenses and current trade accounts payable incurred in the ordinary course of business.

5.7
Advances, Investment and Loans. Party B will not lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, except that Parry A may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms.

5.8
Transactions with Affiliates. Party B will not enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of Party B, other than on terns and conditions substantially as favorable to Party B as would be obtainable by Party B at the time in a comparable arm’s-length transaction with a Person other than an Affiliate and with the prior written consent of Party A．

5.9
Capital Expenditures. During the term of this Agreement, except with the prior written consent of Party A, Party B will not make any expenditure for fixed or capital assets which exceed 2,000,000 USD in any fiscal year.

5.10
Modifications to Articles of Association. Party B will not amend, modify or change its Articles of Association or Business License, or any agreement entered into by it, with respect to its capital stock, or enters into any new agreement with respect to its capital stock, except with the prior written consent of Party A.

5.11
Line of Business. Party B will not engage (directly or indirectly) in any business other than those types of business prescribed within the business scope of Party B’s business license except with the prior written consent of Party A.

6.        TERM AND TERMINATION

6.1
This Agreement shall take effect on the date of execution of this Agreement and the term of this agreement is 10 years. This agreement may be extended with Party A's written confirmation prior to the expiration date.

6.2	This Agreement may be terminated:

6.2.1
By either Party giving written notice to the other Party if the other Party has committed a material breach of this Agreement (including but not limited to the failure by Party B to pay the Services Fee) and such breach, if capable of remedy, has not been so remedied within, in the case of breach of a non-financial obligation, 14 days, following receipt of such written notice;

6.2.2
Either Party giving written notice to the other Party if the other Party becomes bankruptcy or insolvent or is the subject of proceedings or arrangements for liquidation or dissolution or ceases to carry on business or becomes unable to pay its debts as they come due;

6.2.3	By either Party giving written notice to the other Party if, for any reason, the operations of Party A are terminated;

6.2.4	By either Party giving written notice to the other Party if the business license or any other license or approval material for the business operations of Party B is terminated, cancelled or revoked;

6.2.5	By either Party giving written notice to the other Party if circumstances arise which materially and adversely affect the performance or the objectives of this Agreement; or

6.2.6	By election of Party A with or without reason.

6.3
Any Party electing properly to terminate this Agreement pursuant to Clause 6.2 shall have no liability to the other Party for indemnity, compensation or damages arising solely from the exercise of such right. The expiration or termination of this Agreement shall not affect the continuing liability of Party B to pay any Services Fees already accrued or due and payable to Party A. Upon expiration or termination of this Agreement, all amounts then due and unpaid to Party A by Party B hereunder, as well as all other amounts accrued but not yet payable to Party A by Party B, shall forthwith become due and payable by Party B to Party A。

7.        PARTY A’S REMEDY UPON PARTY B’S BREACH

In addition to the remedies provided elsewhere under this Agreement, Party A shall be entitled to remedies permitted under the PRC laws, including without limitation compensation for any direct and indirect losses arising from the breach and legal fees incurred to recover losses from such breach.

8.        AGENCY

The Parties are independent contractors, and nothing in this Agreement shall be construed to constitute either Party to be the agent, partner, legal representative, attorney or employee of the other for any purpose whatsoever. Neither Party shall have the power or authority to bind the other except as specifically set out in this Agreement.

9.        GOVERNING LAW AND JURISDICTION

9.1	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the PRC.

9.2
Arbitration. Any dispute arising from, out of or in connection with this Agreement shall be settled through friendly consultations between the Parties. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party's request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the local competent arbitration committee for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Guangzhou, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

9.3	Continuing Obligations. During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Agreement.

10.      ASSIGNMENT

No part of this Agreement shall be assigned or transferred by either Party without the prior written consent of the other Party. Any such assignment or transfer shall be void. Party A, however, may assign its rights and obligations hereunder to an Affiliate.

11.      NOTICES

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of relevant each party or both parties set forth below or other address of the party or of the other addressees specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the tenth(10th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark),or the fourth(4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

Party A :  Guangdong Hopsun Polypeptide Biological Technology Co., Ltd.
Attn:
Fax:
Tel:

Party B:  Guangdong Xinpu Polypeptide Research Co. Ltd.
Attn:
Fax:
Tel:

12.    GENERAL

12.1
The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

12.2
Should any Clause or any part of any Clause contained in this Agreement be declared invalid or unenforceable for any reason whatsoever, all other Clauses or parts of Clauses contained in this Agreement shall remain in full force and effect.

12.3	This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous agreements.

12.4	No amendment or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

12.5	This Agreement shall be executed in two (2) duplicate originals in English and Chinese. Each Party has received one (1) duplicate original, and all originals shall be equally valid.

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[SIGNATURE PAGE]

IN WITNESS WHEREOF both parties hereto have caused this Agreement to be duly executed by their representatives and duly authorized representatives on their behalf as of the date first set forth above.

PARTY A:

Legal/Authorized Representative:
Name:

PARTY B:

Legal/Authorized Representative:
Name: